Exhibit 16



                   [S.B. HOOVER & COMPANY, L.L.P. LETTERHEAD]



January 20, 2005



Office of Chief Accountant
Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We have read F & M Bank Corp's statements included under Item 4.01 of its Form 8-K dated January 20, 2005, and we agree with such statements concerning our firm. We are not in a position to agree or disagree with F & M Bank Corp's statement that the termination was recommended and approved by the Audit Committee.

Sincerely,

S. B. Hoover & Company, L.L.P.